For the semi-annual period ended November 30, 2006
File number 811-5206
Jennison Natural Resources Fund, Inc.



SUB-ITEM 77D
Policies With Respect to Security Investment

Jennison Natural Resources Fund, Inc.

Supplement dated August 1, 2006
to the Prospectus dated July 29, 2005 and Statement of Additional Information dated July 29, 2005


(i)The following is added as a new sixth sentence in the section of the Prospectus titled "Risk/Return Summary - Investment Objectives and Principal Strategies" on page 2:

The Fund will concentrate its investments (i.e., will invest at least 25% of its assets under normal circumstances) in securities of companies in the natural resources group of industries.

(ii) The second fundamental investment restriction in the section titled "Investment Restrictions" in the Statement of Additional
Information on page B-15
is deleted and replaced with the following:

2. The Fund may not purchase any security (other than obligations of the U.S. government, its agencies or instrumentalities) if, as a result of such purchase, 25% or more of the Fund's total assets (determined at the time of investment) would be invested in any one industry; provided however that the Fund will concentrate its investments (i.e., will invest at least 25% of its assets under normal circumstances) in securities of companies in the natural resources group of industries.

LR0071